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                                                                    EXHIBIT 10.7

                               September 15, 2000

Mr. William Estroff, President
eMissions Testing, Inc.
104 Colony Park Drive
Suite 600
Cumming, Georgia 30040

      RE: Waiver of Closing Conditions for $100,000 Subsequent Takedown
          Financing of 7% Convertible Debentures of eMissions Testing, Inc.

Dear Mr. Estroff:

      Pursuant to this letter, GCA Strategic Investment Fund Limited ("GCA") hereby waives certain of the terms and conditions precedent to a Subsequent Takedown pursuant to that certain Securities Purchase Agreement by and between eMissions Testing, Inc. and GCA dated as of June 1, 2000, as amended (the "Securities Purchase Agreement"). GCA hereby waives the following provisions of the Securities Purchase Agreement in connection with the Subsequent Takedown of $100,000 principal amount 7% Convertible Debentures to be closed as of the date hereof: Sections 2.4(c), 2.4(d), 2.4(f)(i) and 6.1(r). By waiver of the foregoing Sections, GCA does not waive any other provision of the Securities Purchase Agreement or any Transaction Agreement (as defined in the Securities Purchase Agreement) by execution of this letter and all other terms and provisions of the Securities Purchase Agreement and each of the Transaction Agreements remain in full force and effect.

                                   Sincerely,

                                   /s/ Lewis N. Lester

                                   Lewis N. Lester
                                   Director
                                   GCA Strategic Investment Fund Limited

LNL/cbc


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